UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant     ☒ Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ACELRX PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) and 0-11.

*** SUPPORT ACELRX’S PROGRESS – YOUR VOTE COUNTS ***

Dear Stockholder:

The 2022 Annual Meeting of Stockholders of AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), was adjourned on July 15, 2022 until 10:00 a.m. Pacific Time on July 22, 2022, in order to allow more time for stockholders to vote on Proposal 4, which provides for an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our common stock from 200 million shares to 300 million shares. All other proposals presented at the 2022 Annual Meeting of Stockholders have been approved, and only Proposal 4 remains open for voting by stockholders.

We encourage stockholders that have not voted yet, to please vote your shares today and support Proposal 4.

The approval of Proposal 4 will enable AcelRx to issue additional shares of common stock in its discretion from time to time for general corporate purposes, including, but not limited to, expanding our business through mergers and acquisitions; stock dividends and/or stock splits; providing equity incentives to employees, officers or directors; and the raising of additional capital. Such issuances would occur without further action or approval of our stockholders and would be subject to and limited by any rules or listing requirements of Nasdaq or of any other applicable rules or regulations.

Because Proposal 4 requires a majority vote of our outstanding shares of common stock, every stockholder’s vote is important no matter how many shares you may own. Please submit your proxy as soon as possible. Stockholders of record on May 25, 2022 who have not yet voted should do so by 11:59 p.m. Pacific Time on July 21, 2022.

Stockholders are also urged to read the definitive proxy statement on Schedule 14A that we filed with the SEC on June 3, 2022, and all other relevant documents filed with the SEC for important information about Proposal 4.

The fastest and easiest way to vote or change your vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter.

PLEASE VOTE TODAY

Stockholders may attend the adjourned meeting virtually via the Internet at www.virtualshareholdermeeting.com/ACRX22. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/ACRX22.

Thank you for your investment in AcelRx Pharmaceuticals, Inc. and taking the time to vote your shares.

Sincerely,

Vincent J. Angotti

Chief Executive Officer